Exhibit 10.19

Certain confidential information has been omitted from this Exhibit 10.19 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.19 where the omitted information appeared in the original.

FIRST AMENDMENT

TO

SYNTHETIC GYPSUM SUPPLY AGREEMENT

This First Amendment To Synthetic Gypsum Supply Agreement (“Amendment”) is made between Synthetic Materials, LLC, a Florida Limited Liability Company with its principal place of business at 244 Old Highway 149, PO Box 87, Cumberland City, Tennessee, 37050 (“SynMat”); and Lafarge North America Inc., a Maryland corporation, with its principal place of business at 12950 Worldgate Drive, Herndon, Virginia 20170 (“Lafarge”), and effective as of February 16, 2009 (“Amendment Effective Date”).

WHEREAS, SynMat and Lafarge are parties to that certain Synthetic Gypsum Supply Agreement, dated December 11, 2007 (“Supply Agreement”), related to the supply and purchase of synthetic gypsum materials; and

WHEREAS, SynMat and Lafarge wish to amend, in part, the terms and conditions of the Supply Agreement.

NOW, THEREFORE, the parties hereto agree to amend the Supply Agreement as follows:

1.	In the first sentence of Section 1(B), the words “December 1st” shall be deleted and replaced with “July 1st”.

2.	In the fifth sentence of Section 4(B), the words “July 1” shall be deleted and replaced with “January 1”.

3.	In the first sentence of Section 5(A), the words “July 1, 2010” shall be deleted and replaced with “January 1, 2010”.

4.	Section 5(B) shall be deleted in its entirety and replaced with the following paragraph: “B. The Term of this Agreement shall begin on the Effective date and end at the conclusion of the Supply Term, or any Renewal Supply Term(s) (“Term”). Lafarge shall purchase any Gypsum produced by SynMat’s facilities prior to January 1, 2010, at the price effective January 1, 2010. If Lafarge purchases Gypsum prior to January 1, 2010, the tonnage amount will not be included in the tonnage requirements of the first contract year of the Supply Term.”

5.

Section 6(A) shall be deleted in its entirety and replaced with the following paragraph: “A. Lafarge shall pay SynMat a Base Price of * * *, subject to an annual adjustment on January 1st of each year starting January 1, 2011, for Gypsum loaded into barges at the loading dock at the Morgantown power station. The annual adjustment will be calculated within ten days following publication

* * *. The adjustment calculation shall be * * *. In no event shall the price increase or decrease more than * * * compared to the prior year. During the Term of this Agreement the Adjusted Price shall never be less than the initial Base Price.”

6.	Section 15 shall be amended by adding the following new sentence after the end of the first sentence: “January shipments will be invoiced only after the new price is determined under Section 6(A).”

7.	Except as modified under this Amendment, the terms and conditions of the Supply Agreement shall remain valid with full force and effect.

IN WITNESS WHEREOF, the parties hereto execute this Amendment as of the Amendment Effective Date.

SYNTHETIC MATERIALS, LLC

By:	/s/ Sean P. Colgan

Name:	Sean P. Colgan

Title:	Chairman

LAFARGE NORTH AMERICA INC.

By:	/s/ Ike Preston

Name:	Ike Preston

Title:	President LNA Gypsum